Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of January 25, 2024 (the “Amendment Effective Date”), among HLEND HOLDINGS B, L.P. (together with its successors and assigns, the “Borrower”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A. (together with its successors and assigns, the “Administrative Agent”), HPS CORPORATE LENDING FUND (together with its successors and assigns, the “Servicer”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (together with its successors and assigns, the “Collateral Administrator”) and U.S. BANK NATIONAL ASSOCIATION (together with its successors and assigns, the “Collateral Custodian”).

WHEREAS, the Borrower, HLEND Holdings B GP, LLC, the Lenders, the Administrative Agent, the Servicer, the Collateral Administrator, and the Collateral Custodian, are party to the Credit Agreement, dated as of July 19, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof and from time to time, the “Credit Agreement”), providing, among other things, for the creation of a revolving credit facility by the Lenders for the Borrower;

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Servicer desire to amend and otherwise modify the Credit Agreement, in accordance with Section 11.01 of the Credit Agreement and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

ARTICLE II

Amendments to the Credit Agreement

SECTION 2.1. As of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Effective Date, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date (other than any representation and warranty that is made as of a specific date). The Servicer hereby represents and warrants to the Administrative Agent and the Lender that, as of the Amendment Effective Date, no Servicer Default has occurred and is continuing.

SECTION 3.2. The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of the Borrower’s Organization Documents; (b) result in any material breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any material payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any applicable Law.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the Amendment Effective Date upon:

(a) the execution and delivery of this Amendment by the Lenders, the Administrative Agent, the Servicer and the Borrower;

(b) the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c) the Administrative Agent shall have received the executed legal opinion of Dechert LLP, counsel to the Borrower, with respect to due authorization and enforceability, in form and substance acceptable to the Administrative Agent in its reasonable discretion; and

(d) payment of all fees and other amounts due and payable on or prior to the date hereof pursuant to the Loan Documents.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification; No Novation. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes. It is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not constitute a novation of the Credit Agreement, any other Loan Document or any of the rights, obligations or liabilities thereunder.

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SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Collateral Administrator and Collateral Custodian. Each of the parties hereto hereby consents to and directs the Collateral Administrator and the Collateral Custodian to execute this Amendment and acknowledges and agrees that the Collateral Administrator and the Collateral Custodian shall be entitled to all of their rights, benefits, protections, immunities and indemnities under the Credit Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

HLEND HOLDINGS B, L.P., as Borrower

By: HLEND HOLDINGS B GP, LLC, its General Partner

By: HPS Corporate Lending Fund, its Manager

By:	/s/ Robert Busch
Name: Robert Busch
Title: Chief Financial Officer and Principal Accountant

[Signature Page to Amendment No. 2 to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Director

[Signature Page to Amendment No. 2 to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Director

[Signature Page to Amendment No. 2 to Credit Agreement]

HPS CORPORATE LENDING FUND, as Servicer

By:	/s/ Robert Busch
Name: Robert Busch
Title: Chief Financial Officer and Principal Accountant

[Signature Page to Amendment No. 2 to Credit Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By:	/s/ Gregory Hancock
Name: Gregory Hancock
Title: Senior Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

Appendix A

EXECUTION VERSION

CONFORMED THROUGH AMENDMENT NO. ~~1~~2 DATED ~~SEPTEMBER~~ 16JANUARY

25, ~~2022~~2024

CREDIT AGREEMENT

among

HLEND HOLDINGS B, L.P.,

as Borrower,

HLEND HOLDINGS B GP, LLC,

as Borrower GP,

THE LENDER PARTIES HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

HPS CORPORATE LENDING FUND,

as Servicer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Administrator

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

and

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Book Manager

Dated as of July 19, 2022

“Aggregate Unfunded Exposure Amount” means, on any date of determination, the sum of the Unfunded Exposure Amounts of all Collateral Assets included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount” means, on any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Collateral Assets included in the Collateral.

“Aggregate Unfunded Exposure Loan Amount” means, on any date of determination, the excess of the Aggregate Unfunded Exposure Amount over the Aggregate Unfunded Exposure Equity Amount.

“Agreement” has the meaning specified in the Preamble.

“Alternative Currency” means each Eligible Currency other than Dollars.

“Alternative Currency Daily Rate” means, for any day, (a) with respect to any Loan denominated in GBP, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment and (b) with respect to any Loan denominated in CAD, the rate per annum equal to Daily Simple CORRA, as published on the second Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Daily Simple CORRA Rate”) plus the CORRA Adjustment; provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternate Currency Par Balance Shortfall” means any time that the aggregate outstanding principal amount of Loans denominated in an Alternative Currency (including any such Loans to be made on such date of determination) on any date of determination exceeds the applicable Currency Par Balance on such day.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

~~(b) denominated in CAD, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;~~

(b) ~~(c)~~ denominated in AUD, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term of three months;

(c) ~~(d)~~ denominated in DKK, the rate per annum equal to the Copenhagen Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Copenhagen, Denmark time) on the Rate Determination Date with a term of three months;

(d) ~~(e)~~ denominated in NOK, the rate per annum equal to the Norwegian Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Oslo, Norway time) on the Rate Determination Date with a term of three months;

(e) ~~(f)~~ denominated in SEK, the rate per annum equal to the Stockholm Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term of three months; and

(f) ~~(g)~~ denominated in NZD, the rate per annum equal to the Bank Bill Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the Rate Determination Date with a term of three months;

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Amount Available” means, with respect to any Payment Date, the sum of (a) the amount of Collections with respect to the related Interest Period (provided that Collections received by a Permitted Subsidiary shall only be included in the Amount Available with respect to any Payment Date to the extent actually received by the Borrower prior to such Payment Date), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Payment Date (or since the Closing Date in the case of the first Payment Date), minus (c) any Principal Collections designated for the purchase of Eligible Collateral Assets pursuant to Section 2.14 with respect to which the related trade date (but not settlement date) has occurred.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Exchange Rate” means with respect to any Collateral Asset denominated and payable in an Alternative Currency on any day, (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including the Collateral Administrator’s own banking facilities or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, with respect to any Interest Period and determined in connection with the calculation of the Borrowing Base as of the most recent calendar month-end preceding the beginning of such Interest Period, a percentage equal to the greater of (x)(i) the sum of (a) the Adjusted Balance of all Eligible Collateral Assets that are Broadly Syndicated Loans multiplied by ~~1.90~~2.00% plus (b) the Adjusted Balance of all Eligible Collateral Assets that are Large Corporate Loans multiplied by 2.40% plus (~~b~~c) the Adjusted Balance of all Eligible Collateral Assets other than Broadly Syndicated Loans and Large Corporate Loans multiplied by ~~2.45~~2.65% divided by (ii) the Aggregate Adjusted Balance and (y) ~~2.30~~2.35%.

“Approval Notice” means, with respect to any Collateral Asset, a copy of a notice executed by the Administrative Agent substantially in the form of Exhibit J, evidencing, among Administrative Agent) or (z) if the value of such Collateral Asset cannot be determined pursuant to the foregoing clauses (x) and (y), the value of such Collateral Asset (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion;

provided that if a Revaluation Event of the type described in clauses (ii) or (iii) of the definition thereof with respect to such Collateral Asset occurs, the Assigned Value of such Collateral Asset shall be determined by the Administrative Agent.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means, for any fiscal year, the audited consolidated balance sheet of the Borrower Parent for such fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower Parent, including the notes thereto.

“Australian Dollar” and “AUD” mean lawful money of Australia.

“Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (a) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.

“Availability Period” means the period (i) beginning on the later of (A) the Closing Date and (B) the date on which all conditions precedent to the initial Borrowing have been satisfied or waived and (ii) ending on the earlier of (A) any date on which an Event of Default has occurred and each Lender’s commitment has been terminated pursuant to Section 9.02 (provided that the Availability Period may be reinstated by the Administrative Agent in its sole discretion upon the waiver of the applicable Event of Default leading to such termination) or (B) the third anniversary of the Second Amendment Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bank Loan” means any commercial loan. A participation in any loan will not be a Bank Loan, provided that (i) Assigned Participation Interests and (ii) Participation Interests in loans under the Sale Agreement will, in each case be Bank Loans to the same extent as the underlying loan.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) Daily SOFR for such date plus 1.00% (this clause (c), the “Daily SOFR Component”) and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. For the avoidance of doubt, each Base Rate Loan shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning specified in Section 11.23(c)(i).

“Borrower” has the meaning specified in the Preamble.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower GP” has the meaning specified in the Preamble.

“Borrower Parent” means HPS Corporate Lending Fund.

“Borrower Parent Loans” means those Collateral Assets sold or contributed by the Borrower Parent and acquired by the Borrower pursuant to the Sale Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, on any date of determination, the Dollar Equivalent of the lesser of:

(x) (a) the aggregate of the Borrowing Base Values of all Eligible Collateral Assets plus (b) the par value of all Cash and Cash Equivalents owned by the Borrower as of such date and credited to the Principal Collection Account minus (c) the Aggregate Unfunded Exposure Equity Amount as of such date plus (d) amounts on deposit in the Unfunded Exposure Account;

(y) (a) the Aggregate Commitments minus (b) the Aggregate Unfunded Exposure Amount plus (c) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount); and

(z) (a) the aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to the Adjusted Balance of such Eligible Collateral Asset plus (b) the amount of Principal Collections on deposit in the Principal Collection Account minus

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in EUR, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in EUR to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in GBP, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than EUR or GBP in respect of an Alternative Currency Loan denominated in a currency other than EUR or GBP, or any other dealings in any currency other than EUR or GBP to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Benchmark” means, initially, Daily Simple CORRA; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 3.03(d), then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement” means, for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement would be less than 0%, the Canadian Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Transition Event” means, with respect to any then-current Canadian Benchmark other than Daily Simple CORRA, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, any Governmental Authority with jurisdiction over such administrator for such Canadian Benchmark, or the Bank of Canada, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark or (b) all Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“Canadian Dollar” and “CAD” mean lawful money of Canada.

“Canadian Prime Rate” means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers, (b) the Daily Simple CORRA Rate plus the CORRA Adjustment plus 1/2 of 1% per annum and (c) 1.00% adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate. All Canadian Prime Rate Loans shall be denominated in CAD.

“Cash” means such funds denominated in an Eligible Currency as at the time shall be legal tender for payment of all public and private debts.

“Cash Equivalents” means any Eligible Currency-denominated investment that, at the time it is delivered to the Securities Intermediary (directly or through an intermediary or bailee), is one or more of the following obligations or securities including investments for which the Collateral Administrator or an Affiliate of the Securities Intermediary provides services and receives compensation therefor:

(a) (x) direct Registered obligations (1) of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by the United States and (y) Registered obligations (1) of any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such an agency or instrumentality, in each case if such agency or instrumentality has the Required Ratings, in all cases having a remaining maturity of not more than 183 days;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Collateral Administrator) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commitment Fee Rate” means, subject to adjustment as provided in Section 2.12, (i) prior to the three-month anniversary of the Closing Date, 0.00%; (ii) on and after the three-month anniversary of the Closing Date but prior to the eight-month anniversary of the Closing Date, 0.50% and (iii) on and after the eight-month anniversary of the Closing Date (x) with respect to the First Unused Amount, 1.25% and (y) with respect to the Second Unused Amount, 0.50%.

“Competitor” means (a) any Person, other than a commercial bank, primarily engaged in the business of lending to middle-market or lower-middle-market companies or investing in loans to middle-market or lower-middle-market companies, which is in direct or indirect competition with the Borrower, the Fund, the Servicer, any sub-advisor of the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority, (c) any activist hedge fund, or (d) any Person controlled by, or controlling, or under common control with, a Person referred to in clauses (a), (b) or (c) above.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA, ~~CDOR~~CORRA, EURIBOR, other applicable Alternative Currency Term Rate or any proposed Successor Rate for an Eligible Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “SONIA”, “~~CDOR~~Daily Simple CORRA”, “EURIBOR”, “Alternative Currency Term Rate”, “Canadian Prime Rate”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Eligible Currency (or, if the Administrative Agent determines, in consultation with the Borrower, that adoption of any portion of such market practice with respect to any proposed Successor Rate is not administratively feasible or that no market practice for the administration of such Successor Rate for such Eligible Currency exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent).

“CORRA Adjustment” means 0.32138% (32.138 basis points).

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Administrator, the Securities Intermediary or the Collateral Custodian, as applicable, specified on Schedule 11.02 hereto, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Covered Entity” has the meaning specified in Section 11.23(c)(ii). “Covered Party” has the meaning specified in Section 11.23(b).

“Currency Par Balance” means (a) with respect to Loans denominated in AUD, the Aggregate Par Balance (AUD), (b) with respect to Loans denominated in CAD, the Aggregate Par Balance (CAD), (c) with respect to Loans denominated in DKK, the Aggregate Par Balance (DKK), (d) with respect to Loans denominated in EUR, the Aggregate Par Balance (EUR), (e) with respect to Loans denominated in GBP, the Aggregate Par Balance (GBP), (f) with respect to Loans denominated in NOK, the Aggregate Par Balance (NOK), (g) with respect to Loans denominated in NZD, the Aggregate Par Balance (NZD), (h) with respect to Loans denominated in SEK, the Aggregate Par Balance (SEK) and (i) with respect to Loans denominated in USD, the Aggregate Par Balance (USD).

“Custodian” means U.S. Bank National Association, solely in its capacity as custodian under each applicable Account Control Agreement, or any subsequent institution acceptable to the Administrative Agent.

“Cut-Off Date” means, with respect to each Collateral Asset, the Closing Date (with respect to any Collateral Asset included in the Collateral on such date) or any subsequent date that is the later of (a) the date on which the Borrower commits to acquire such Collateral Asset or (b) the most recent date on which the Borrower has received an Approval Notice with respect to such Collateral Asset.

“Daily Simple CORRA” means the rate per annum equal to CORRA determined for any day pursuant to the definition thereof. Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be determined to be zero for purposes of this Agreement.

“Daily Simple CORRA Rate” has the meaning specified in the definition of “Alternative Currency Daily Rate”.

“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Component” has the meaning specified in the definition of “Base Rate”.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily SOFR.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Borrowing, 2.00% plus the applicable Interest Rate.

“Default Right” has the meaning specified in Section 11.23(c)(iii).

“Defaulted Obligation” means any Collateral Asset owned by a Loan Party, as of any date of determination:

(a) as to which there has occurred and is continuing a default with respect to the payment of interest or principal and such default is continuing for more than the lesser of (i) any applicable grace period and (ii) (x) in the case of any Collateral Asset that is a Broadly Syndicated Loan, five (5) Business Days and (y) otherwise, three (3) Business Days;

(b) as to which an Insolvency Event occurs with respect to the obligor thereof;

“Fee Letter” means the letter agreement, dated as of even date herewith, between the Borrower and the Administrative Agent.

“FILO Bank Loan” means any Bank Loan that (i) becomes, by its terms, subordinate in right of payment to one or more other obligations of the related obligor, in each case issued under the same Underlying Instruments as such Bank Loan, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority), and (iii) the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Bank Loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the Bank Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“First Dispute Excess” means the portion of any Dispute Asset that is not the Second Dispute Excess and that, if such portion (and, for the avoidance of doubt, any Second Dispute Excess) were not outstanding, the Net Senior Leverage Multiple (without giving effect to any Material Modifications of the type described in clause (g) of the definition thereof) with respect to such Dispute Asset would be less than 5.0x.

“First Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such Bank Loan other than Permitted Obligor Indebtedness and (ii) is secured by a valid first priority perfected security interest or lien on specified collateral (such collateral, together with any other pledged assets, having a value (as reasonably determined by the Servicer at the time of acquisition, which determination will not be questioned based on subsequent events), or has an enterprise value as determined by the Servicer at the time of acquisition, which determination will not be questioned based on subsequent events, equal to or greater than the principal balance of the Bank Loan and other pari passu debt) securing the obligor’s obligations under the Bank Loan subject to (i) liens permitted under the applicable credit agreement that are reasonable and customary for similar loans and (ii) liens accorded priority by law in favor of the United States or any state or agency; provided that if prior to a default or liquidation with respect to such Bank Loan, such Bank Loan is entitled to receive payments pari passu with other First Lien Bank Loans of the same obligor, but following a default or liquidation becomes fully subordinated to other First Lien Bank Loans of the same obligor and is not entitled to any payments until such other First Lien Bank Loans are paid in full, such Bank Loan will be a FILO Bank Loan.

“First Unused Amount” means, as of any date of determination, the greater of (a) zero and (b) an amount equal to (i) ~~50~~(x) prior to the six-month anniversary of the Second Amendment Closing Date, 50% and (y) thereafter, 60% of the Aggregate Commitments minus (ii) Total Outstandings.

“Foreign Lender” means, a Recipient that is not a U.S. Person.

first Payment Date, from and including the Closing Date) to but excluding the Determination Date preceding the current Payment Date.

“Interest Rate” means (a) with respect to any Daily SOFR Loan, a rate per annum equal to Daily SOFR plus the Applicable Rate, (b) with respect to any Alternative Currency Daily Rate Loan, a rate per annum equal to the applicable Alternative Currency Daily Rate plus the Applicable Rate, (c) with respect to any Alternative Currency Term Rate Loan, a rate per annum equal to the applicable Alternative Currency Term Rate plus the Applicable Rate ~~and~~, (d) with respect to any Base Rate Loan, a rate per annum equal to the Base Rate plus the Applicable Rate and (e) with respect to any Canadian Prime Rate Loan, a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

“Interim Payment Date” means a Payment Date defined in clause (i)(y) of the definition of such term (and which, for the avoidance of doubt, does not satisfy clause (i)(x) of the definition of such term).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Large Corporate Loan” means a First Lien Bank Loan (other than a Broadly Syndicated Loan) that, as of the relevant Cut-Off Date, (i) has a size (including all tranches, undrawn delayed draw portions, and drawn and undrawn revolving credit facilities secured by the same collateral) of $250,000,000 or greater and (ii) the obligor of which has an EBITDA of at least $50,000,000 for the most recent twelve fiscal months for which the obligor has provided financial statements.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

“Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Borrower dated as of the date hereof, including any permitted amendments thereto from time to time.

“Loan Documents” means this Agreement, the Security Agreement, the Permitted Subsidiary Security Agreements, each HPS Partnership Pledge Agreement, each Account Control Agreement, each Guaranty and Security Agreement, each Guaranty, each Assignment and Assumption, each Assignment Agreement, each Note, the Collateral Administrator and Collateral Custodian Fee Letter and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing or (b) a conversion of Loans from one Type to the other, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Permitted Subsidiary.

“LTV Ratio” means, with respect to any ABL Loan as of any date of determination, the result, expressed as a percentage, of (i) the outstanding principal balance of such Collateral Asset divided by (ii) the Collateral Value of such Collateral Asset as of such date of determination.

“Make-Whole Date” means the earlier of the date that is two (2) years after the Closing Date.

“Make-Whole Fee” has the meaning specified in Section 2.07(b).

“Make-Whole Percentage” means (a) prior to the date that is one (1) year after the Second Amendment Closing Date, 2.0% (b) on and after the date specified in clause (a) and prior to the date that is two (2) years after the Second Amendment Closing Date, 1.0%, and (c) thereafter, zero.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on (a) the financial condition or operations of the Borrower, (b) the legality, validity or enforceability of any of the Loan Documents, (c) the right or ability of the Borrower or the Servicer to perform any of its obligations under any of the Loan Documents, (d) the rights or remedies of (i) the Lenders or the Administrative Agent under any of the Loan Documents or (ii) the Borrower under the Collateral Assets; provided that if a material adverse effect described in clause (d)(ii) affects or impairs the rights and remedies of the Borrower with respect to only a portion of the Collateral Assets, such effects shall not constitute a Material Adverse Effect at any time that (x) such affected Collateral Assets are excluded from the Borrowing Base and (y) the exclusion of such affected Collateral Assets from the Borrowing Base does not result in a Borrowing Base Deficiency.

(h) results in a change to the financial covenants set forth in such Underlying Instrument that in the sole discretion of the Administrative Agent adversely affects the value of such Collateral Asset.

“Maturity Date” means the earliest of (a) the fifth anniversary of the Second Amendment Closing Date and (b) any date on which an Event of Default has occurred and each Lender’s commitment has been terminated pursuant to Section 9.02; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.

“Measurement Date” means each of the following, as applicable: (i) the Closing Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.04 or Section 2.05; (v) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Asset or that any Collateral Asset fails to be an Eligible Collateral Asset; (vi) the date of any optional repurchase or substitution pursuant to Section 8.11(a); (vii) the last day of the Availability Period; (viii) the date of any Optional Sale; (ix) the date of any Securitization Take-Out; (x) the date of any Restricted Payment and (xi) any other date reasonably requested by the Administrative Agent.

“Monthly Report” means a monthly report prepared by the Collateral Administrator, on behalf of the Borrower, substantially in the form of Exhibit H.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised, such rating;

(b) if the preceding clause does not apply and the obligor of such Collateral Asset has a monitored corporate family rating by Moody’s, such corporate family rating; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no Moody’s Rating.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) to which Section 4975 of the Code applies, or (iii) non-US, church or governmental plan subject to non-US, federal, state or local laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Platform” has the meaning specified in Section 6.02.

“Portfolio Criteria” means the portfolio criteria with respect to the Collateral Assets set forth in Section 2 of Annex B.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Balance” means with respect to any Collateral Asset as of any date of determination, the Dollar Equivalent (unless otherwise specified herein) of the outstanding principal balance (excluding any unfunded commitments) of such Collateral Asset, exclusive of any deferred or capitalized interest.

“Principal Collection Account” means a collective reference to the Securities Accounts created and maintained on the books and records of the Securities Intermediary identified as principal collection accounts in the name of the Borrower and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Principal Collections” means (a) the proceeds of any Borrowings and (b) any and all amounts of collections received with respect to the Collateral other than Interest Collections, including (but not limited to) (i) all collections attributable to principal on such Collateral (including any proceeds received by any Loan Party as a result of exercising any warrant at any time), (ii) the earnings on Principal Collections in the Principal Collection Account that are invested in Cash Equivalents, and (iii) all Repurchase Amounts, in each case other than Retained Interests.

“Prohibited Clients” means Persons within the categories set forth in Section 3 of Annex B, as such list maybe updated from time to time upon notice from the Administrative Agent to the Borrower.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Price” means, with respect to any Collateral Asset as of any date, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Collateral Asset were purchased at different purchase prices, the weighted average of such purchase prices) paid by the applicable Loan Party for such Collateral

(c) all Collections with respect to such Collateral Asset and any of the foregoing;

(d) any guarantees or similar credit enhancement for an obligor’s obligations under any Collateral Asset, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the applicable Loan Party thereunder and all rights, remedies, powers, privileges and claims of the applicable Loan Party thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the applicable Loan Party at law or in equity);

(e) all Records with respect to such Collateral Asset and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” means with respect to any Loans denominated in (a) Dollars, SOFR, (b) GBP, SONIA, (c) Euros, EURIBOR, (d) CAD, ~~CDOR~~Daily Simple CORRA, (e) AUD, the Bank Bill Swap Reference Bid Rate, (f) DKK, the Copenhagen Interbank Offered Rate, (g) NOK, the Norwegian Interbank Offered Rate, (h) SEK, the Stockholm Interbank Offered Rate or (i) NZD, the Bank Bill Reference Bid Rate, as applicable.

“Replacement Servicer” means a private credit servicer of nationally recognized standing currently servicing an asset portfolio substantially similar to the Collateral Assets hereunder in connection with a lending facility substantially similar to this Agreement for which the Administrative Agent or one of its Affiliates acts as lender or administrative agent.

“REO Asset” means, with respect to any Collateral Asset, any real property that is Related Property that has been foreclosed on or repossessed from the current obligor by the Servicer, and is being managed by the Servicer on behalf of, and in the name of, any REO Subsidiary, for the benefit of the Secured Parties and any other equity holder of such REO Subsidiary.

“REO Servicing Standard” shall have the meaning specified in Section 8.12(a).

“REO Subsidiary” shall have the meaning specified in Section 8.12(a).

“Reporting Date” means date that is (a) for each month in which a Payment Date occurs, eight (8) days before such Payment Date or (b) for each other month, the fifteenth (15th) day of such month, or, in each case, if such date is not a Business Day, the next succeeding Business Day.

“Repurchase Amount” means, for any Warranty Collateral Asset for which a payment or substitution is being made pursuant to Section 8.11(a) as of any time of determination, the sum of (i) the Purchase Price with respect to such Collateral Asset multiplied by the outstanding principal balance of such Collateral Asset and (ii) any accrued and unpaid interest thereon since the last Payment Date.

“Request for Borrowing” means with respect to a Borrowing or conversion of Loans, a Loan Notice.

“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.

“Required Funding Amount” means, as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Aggregate Unfunded Exposure Amount.

“Rescindable Amount” has the meaning specified in Section 2.10(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Required Lenders” means, at any time (a) Bank of America, N.A., as a Lender and (b) Lenders having Commitments representing more than 50% of the Aggregate Commitments of all Lenders; provided that, for purposes of Section 3.03(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the applicable Eligible Currency shall be excluded from any determination of Required Lenders with respect to such Eligible Currency. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Ratings” means (a) if such obligation or security (i) has both a long term and a short term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody’s, such rating is at least equal to or higher than the current Moody’s long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) a long-term senior unsecured debt rating of at least “AA-” (not on credit watch for possible downgrade) and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “AA” (not on credit watch for possible downgrade) by S&P).

“Responsible Officer” means, with respect to (a) the Servicer, whether acting for itself, the Borrower or the Borrower Parent, either (i) the Chief Executive Officer, Chief Financial Officer, or any other director, officer or employee of HPS Investment Partners, LLC, as the investment adviser to the Servicer, that is responsible for or otherwise materially involved in the administration or collection of the Collateral Assets, or (ii) any director of HPS Corporate Lending Fund; (b) with respect to the Borrower GP, whether acting for itself, the Borrower, the Borrower Parent or any HPS Partnership, any director of the Borrower GP; (c) with respect to the current criteria on guarantees), such long-term issuer credit rating of the issuer or guarantor, as applicable; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no S&P Rating.

“Sale Agreement” means the Sale and Contribution Agreement dated as of even date herewith, among the Borrower and the Borrower Parent.

“Same Day Funds” means immediately available funds in the applicable Eligible Currency.

“Sanction(s)” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities where the Borrower is located or doing business.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state; (b) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program; or (c) any Person owned 50% or greater by any such Person or Persons described in the foregoing clauses (a) and (b).

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Closing Date” means January 25, 2024.

“Second Dispute Excess” means the portion of any Dispute Asset that, if such portion were not outstanding, the Net Senior Leverage Multiple (without giving effect to any Material Modifications of the type described in clause (g) of the definition thereof) with respect to such Dispute Asset would be less than 8.0x.

“Second Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of the Bank Loan, other than a First Lien Bank Loan (including following a default or liquidation as provided in the definition of “First Lien Bank Loan”) or Permitted Obligor Indebtedness and (ii) is secured by a valid and perfected security interest or lien on specified collateral whether or not there is also a lien of a higher or lower priority in additional collateral of such obligor and such collateral, together with any other pledged assets, having a value (as reasonably determined by the Servicer at the time of acquisition, which determination will not be questioned based on subsequent events) equal to or greater than the principal balance of the Bank Loan and any other senior or pari passu debt securing the obligor’s obligations under the Bank Loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a First Lien Bank Loan.

“Second Unused Amount” means, as of any date of determination, an amount equal to the Aggregate Commitments minus the greater of (a) Total Outstanding and (b) ~~50~~(x) prior to the six-month anniversary of the Second Amendment Closing Date, 50% and (y) thereafter, 60% of the Aggregate Commitments.

“Secured Parties” shall mean the Lenders, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and the Administrative Agent.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Intermediary” means U.S. Bank National Association, solely in its capacity as securities intermediary under each Account Control Agreement, or any subsequent institution acceptable to the Administrative Agent at which the Accounts are kept.

“Securitization Take-Out” means a release of Collateral Assets and the Related Security with respect thereto from the Lien of this Agreement in connection with a refinancing (which may take the form of a sale) of such Collateral Assets by the Borrower Parent using an affiliated special-purpose entity.

“Securitization Take-Out Date” means the date on which a Securitization Take-Out occurs.

“Security Agreement” means the Security Agreement between the Administrative Agent and the Borrower, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

“SEK” means the lawful currency of Sweden.

“Servicer” has the meaning specified in the Preamble.

“Servicer Default” means the occurrence of one of the following events:

(a) any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account, the Interest Collection Account, the Principal Collection Account or the Unfunded Exposure Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom, that shall continue unremedied fora period of two (2) Business Days (or five (5) Business Days if such failure is due to any administrative or technical issue that is beyond the Servicer’s reasonable control);

(b) failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer set forth in this Agreement which

“Stale Participation” means any Bank Loan that is a Participation Interest as of any date that is more than 45 days (or, with respect to any Foreign Loan that is a Participation Interest, more than 60 days) and fewer than 91 days after the date of acquisition of such Participation Interest by the Borrower under the Sale Agreement or the Assignment Agreement, as applicable.

“Sterling,” “GBP” and “£” mean the lawful currency of the United Kingdom.

“Structured Finance Security” means any security that is primarily serviced by or linked to the cash flows of a pool of receivables or other financial assets, either fixed or revolving, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders, including without limitation any “synthetic CDO,” credit-linked note or similar credit-linked loan or obligation.

“Subject Assets” has the meaning specified in Section 5.30(a).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.23(a).

“Swap Contract” has the meaning specified in Section 11.23(c)(v).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

~~“TARGET2” means the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.~~

“TARGET Day” means any day on which ~~TARGET2 (or, if such payment system ceases to be operative such other payment system if any determined by the Administrative Agent to be a suitable~~    ,                    ,            ,~~replacement)~~T2 is open for the settlement of payments in Euro.

“Tax Distribution” means distributions to the Borrower Parent (from the Collection Account or otherwise) to the extent required to allow the Borrower Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Borrower Parent in or with respect to any taxable year of the Borrower Parent (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower Parent shall not exceed 110% of the amounts that the Borrower would have been required to distribute to the Borrower Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, on any date of determination, the greater of (i) the Aggregate Adjusted Balance of all Eligible Collateral Assets and (ii) 1.5 multiplied by the Aggregate Commitments of the Lenders as shown on Schedule 2.01.

“Term SOFR” means a forward-looking term rate for SOFR, if any, identified by the SOFR Administrator as reflecting term-based quotations of SOFR that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion plus the SOFR Adjustment. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Term SOFR Availability Amendment” has the meaning set forth in Section 3.03(c).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Daily SOFR Loan, ~~and~~a Canadian Prime Rate Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UCC” shall have the meaning specified in the Security Agreement.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Asset has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Asset or of which the holders of such Collateral Asset are the beneficiaries.

“Unfunded Exposure Account” means a collective reference to the Securities Accounts created and maintained on the books and records of the Securities Intermediary identified as unfunded exposure accounts in the name of the applicable Loan Party and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Collateral Asset, the aggregate amount (without duplication) of all (i) unfunded commitments and (ii) all standby or contingent commitments associated with such Collateral Asset.

“Unfunded Exposure Equity Amount” means, on any date of determination, with respect to any Collateral Asset, an amount equal to (i) the Unfunded Exposure Amount with respect to such Collateral Asset, minus (ii) the product of (a) the Assigned Value of such Collateral Asset, (b) the Unfunded Exposure Amount with respect to such Collateral Asset and (c) the Advance Rate for such Collateral Asset.

“Unfunded Exposure Shortfall” has the meaning specified in Section 2.15(c). “United States” and “U.S.” mean the United States of America.

“Unmatured Servicer Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Default.

“Unused Amount” means, collectively, the First Unused Amount and the Second Unused Amount.

“U.S. Government Securities Business Day” means any ~~Business Day~~day, except ~~any Business Day~~for (a) a Saturday, (b) a Sunday or (c) a day on which ~~any of~~ the Securities Industry and Financial Markets Association, recommends that the ~~New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws~~fixed income departments of its members be closed for the entire day for purposes of ~~the~~trading in United States ~~or the laws of the State of New York, as applicable~~government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.23(a).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(III).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Loans may be Base Rate Loans, Daily SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.

Section 2.02 Borrowings and Conversions of Loans. (a) Each Borrowing and each conversion of Loans from one Type to the other shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and Collateral Administrator, which may be given in writing, including via email; provided that, any such notice which is conditioned upon the effectiveness of other transactions may be revoked or delayed by the Borrower (by notice to the Administrative Agent and the Collateral Administrator not later than 1:00 p.m. on the Business Day before such Loan was scheduled to be funded) if such other transactions fail to become effective (and, for the avoidance of doubt, the Borrower shall be liable for any amounts required under Section 3.05 or other reasonable and documented out-of-pocket costs incurred by the Administrative Agent or any Lender in connection with such revocation or delay); provided further that no Borrowing of, or conversion to, a Canadian Prime Rate Loan shall be permitted other than as required pursuant to Section 3.03(d)(i). Each such notice must be received by the Administrative Agent and the Collateral Administrator not later than 12:00 noon (x) in the case of Daily SOFR Loans, on the Business Day prior to the requested date of any Borrowing of, or conversion to Daily SOFR Loans denominated in Dollars or of any conversion of Daily SOFR Loans denominated in Dollars to Base Rate Loans, (y) in the case of Alternative Currency Loans, three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation and (z) on the Business Day requested for any Borrowing of Base Rate Loans. Each written notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, or conversion to, Daily SOFR Loans and each Borrowing of, conversion to or continuation of Alternative Currency Loans shall be in a principal amount of the lesser of (x)(i) in the case of USD-denominated Loans, $500,000 or a whole multiple of $100,000 in excess thereof, (ii) in the case of EUR-denominated Loans, €400,000 or a whole multiple of €100,000 in excess thereof, (iii) in the case of GBP-denominated Loans, £350,000 or a whole multiple of £75,000 in excess thereof, (iv) in the case of CAD-denominated Loans, CAD625,000 or a whole multiple of CAD125,000 in excess thereof, (v) in the case of AUD-denominated Loans, AUD650,000 or a whole multiple of AUD130,000 in excess thereof, (vi) in the case of DKK-denominated Loans, DKK3,000,000 or a whole multiple of DKK600,000 in excess thereof, (vii) in the case of NOK-denominated Loans, NOK4,000,000 or a whole multiple of NOK775,000 in excess thereof, (viii) in the case of SEK-denominated Loans, SEK4,000,000 or a whole multiple of SEK850,000 in excess thereof or (ix) in the case of NZD-denominated Loans, NZD650,000 or a whole multiple of NZD130,000 in excess thereof (or, in the case of any Loan denominated in an Eligible Currency other than USD, such lesser amount such that no Alternate Currency Par Balance Shortfall exists or would result therefrom) or (y) in the amount of the unused portion of the Commitments. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or in the amount of the unused portion of the Commitments (or, in the case of any Borrowing to be applied to fund any draw under a Revolving Asset or Delayed Draw Asset, such other amount as may be required to fund such draw). Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing or a conversion of Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, on written notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Daily SOFR Loans or to convert Base Rate Loans to Daily SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Daily SOFR ~~component~~Component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily SOFR ~~component~~Component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s option either prepay all Daily SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, convert all such Loans to Base

Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily SOFR ~~component~~Component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Daily SOFR ~~component~~Component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

Section 3.03 Inability to Determine Rates; Availability of Term SOFR. (a) If in connection with any request for a Daily SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Daily SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Eligible Currency has been determined in accordance with Section 3.03(b) or Section 3.03(d) and the circumstances under clause (i) of Section  3.03(b)~~(i~~ or Section 3.03(d) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Eligible Currency for any determination date(s) or Interest Period, as applicable, with respect to a proposed Daily SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Eligible Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, or to convert Base Rate Loans to Daily SOFR Loans, as applicable, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Daily SOFR ~~component~~Component of the Base Rate, the utilization of the Daily SOFR ~~component~~Component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice, such revocation to occur promptly upon cessation of events giving rise to such conditions described above.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein (which, in the event that such notice relates to Daily SOFR, will be Base Rate Loans) and (ii)(A) in the event that such notice relates to Daily SOFR, any outstanding Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) in the event that such notice relates to the Relevant Rate for any Alternative Currency, any outstanding affected Loans denominated in such Alternative Currency, at the Borrower’s election, shall at the Borrower’s option either (1) be converted into a Borrowing of Daily SOFR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines in consultation with the Borrower (or, with respect to clause (iii), with the consent of the Borrower) (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (in the case of the Required Lenders, in consultation with the Borrower (or, with respect to clause (iii), with the consent of the Borrower)) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Eligible Currency (other than CAD) because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Eligible Currency (other than CAD) (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Eligible Currency (other than CAD), or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Eligible Currency (other than CAD) (the latest date on which all tenors of the Relevant Rate for such Eligible Currency (other than CAD) (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Eligible Currency (other than CAD); or if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to the Relevant Rate or any Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Eligible Currency (other than CAD) or any then current Successor Rate for an Eligible Currency (other than CAD) in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender (with a copy to the Collateral Administrator) of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent the Administrative Agent decides in consultation with the Borrower that such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement, unless the Borrower has objected thereto within five (5) days of receipt of notice from the Administrative Agent of such proposed changes based on its reasonable determination that such changes materially and adversely affect the interests of the Borrower (accompanied by a written explanation of the basis for such determination), in which case the consent of the Borrower to such Conforming Changes shall be required; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders (with a copy to the Collateral Administrator) reasonably promptly after such amendment becomes effective.

(c) Term SOFR Availability Amendment. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Daily SOFR is the then-current benchmark for Loans denominated in U.S. Dollars, and the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent and the Administrative Agent notifies the Borrower and each Lender of such availability, the Administrative Agent and the Borrower may amend this Agreement (any such amendment, a “Term SOFR Availability Amendment”) to provide for the availability of Dollar-denominated Loans hereunder as Term SOFR Loans in a form reasonably acceptable to the Administrative Agent and the Borrower, including any applicable Conforming Changes. Such amendment shall become effective no less than thirty (30) days after the date of such notice.

(d) Replacement of Relevant Rate or Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders (with a copy to the Collateral Administrator) without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans denominated in CAD to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Rate Loans. During the period referenced in the foregoing sentence, the component of Canadian Prime Rate based upon the Benchmark will not be used in any determination of Canadian Prime Rate.

(ii) At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate, then (i) the Administrative Agent may, in consultation with the Borrower, remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may, in consultation with the Borrower, reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

Section 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender (A) solely in the case of Loans in an Eligible Currency with respect to which the Relevant Rate is determined by reference to an interbank market, any applicable interbank market or (B) any other condition, cost or expense (other than Taxes), in either case affecting this Agreement, Daily SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender (such Lender, an “Affected Person”), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amount or amounts shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested. Notwithstanding anything to the contrary in this Section 3.04, the Borrower shall not be required to compensate any Lender pursuant to this Section 3.04 for any amounts incurred more than 90 days prior to the date that such Lender notifies the Borrower of such Affected Person’s intention to claim compensation therefor; except that if the event giving rise to such request for compensation is retroactive, then such 90 day period will be extended to include the period of the retroactive effect thereof.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.13 ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (i) maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of the Borrower to maintain or contribute to or agree to maintain or contribute to, any Plan or (ii) permit the assets of the Borrower to constitute Plan Assets of Borrower Parent.

Section 7.14 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by it as of the date hereof.

Section 7.15 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions.

Section 7.16 Limitation on Transfers of Equity of Permitted Subsidiaries. The Borrower shall not transfer any equity interest it owns in any Permitted Subsidiary without the prior written consent of the Administrative Agent.

Section 7.17 Representations to Credit Rating Agencies and Regulatory Bodies. Make any material misrepresentation with respect to the Loan Documents or any related transaction to any credit rating agency rating Borrower Parent or to any regulatory body with jurisdiction over Borrower or Borrower Parent.

Section 7.18 Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement or an Assignment Agreement, purchase any asset from the Borrower Parent or the Servicer or any Affiliate of the Borrower, the Borrower Parent or the Servicer.

Section 7.19 Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Loan Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Loan Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Loan Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, unless (in each case) the Administrative Agent shall have consented thereto in its sole discretion.

Section 7.20 Limitation on Investments. The Borrower shall not form, or cause to be formed, any subsidiaries except for Permitted Subsidiaries, REO Subsidiaries and those set forth on Schedule 5.25 hereto; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (byway of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents (including intercompany loans and receivables among the Loan Parties).

Lenders, as applicable; provided that during the continuance of an Event of Default or a Servicer Default, the Borrower shall be required to bear the expense of all such inspections and audits.

Section 8.10 Optional Sales. (a) The Borrower shall have the right to sell (or to cause a Permitted Subsidiary to sell) all or a portion of the Collateral Assets (each, an “Optional Sale”), subject to the following terms and conditions (provided that none of the following terms and conditions shall be applicable to the release of Collateral Assets in connection with a Securitization Take-Out):

(i) immediately after giving effect to such Optional Sale:

(A) except for an Optional Sale in accordance with the written report approved by the Administrative Agent pursuant to Section 2.03(b)(i), no Borrowing Base Deficiency exists (other than a Borrowing Base Deficiency that would be cured after giving effect to such Optional Sale) or would occur as a result of such Optional Sale;

(B) no Default (other than any Borrowing Base Deficiency with respect to which the Administrative Agent shall have granted its consent to such Optional Sale pursuant to clause (A) above), Event of Default, Unmatured Servicer Default or Servicer Default shall have occurred and be continuing;

(C) during the immediately preceding twelve (12) month period, the Borrower will not have sold Collateral Assets in Optional Sales with an Aggregate Adjusted Balance in excess of 20% of the Aggregate Adjusted Balance as of the first day of such period; provided that such limit shall not apply to the sale of Collateral Assets that are Broadly Syndicated Loans; and

(D) the Borrower will not have sold ~~Collateral Assets~~Borrower Parent Loans (including, for the avoidance of doubt, Broadly Syndicated Loans which are exempt from the limits in clause (C)) to any Affiliate of the Borrower (other than Warranty Collateral Assets) in Optional Sales with an Aggregate Adjusted Balance in excess of 20% of the highest Aggregate Adjusted Balance of the ~~Collateral Assets~~Borrower Parent Loans at any time during the Availability Period;

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Servicer, on behalf of the Borrower, shall give the Administrative Agent and the Collateral Administrator written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale, indicate that such Optional Sale is a Permitted Rebalancing Sale if applicable, and include (x) a Borrowing Base Certificate and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Asset File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, borrower or the obligor thereof may be required to be made by the applicable Loan Party;

m.	The obligor with respect to such Collateral Asset is not an Affiliate of any Loan Party, the Borrower GP, the Borrower Parent or the Servicer;

n.	[Reserved];

o.

Unless such Collateral Asset is an ABL Loan, at the time of acquisition by the applicable Loan Party, the obligor with respect to such Collateral Asset had EBITDA for the trailing twelve-months of at least $10,000,000;

p.	[Reserved];

q.	If such Collateral Asset is an ABL Loan, at the time of acquisition by the applicable Loan Party, the LTV Ratio with respect to such Collateral Asset is less than or equal to 85%;

r.

Such Collateral Asset is freely transferable (other than customary restrictions for property similar to such Collateral Asset, including the consent of any underlying agent or obligor (provided that any such consent has been obtained)), including, without limitation, that (x) if such Collateral Asset is in the form of a security, no registration is required under the Securities Act (including pursuant to Regulation S or Rule 144A) or other applicable securities laws and (y) such Collateral Asset is not subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Collateral Asset or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Collateral Asset itself or in any document related thereto, it being understood that any determination that any condition or restriction on such Collateral Asset is ineffective due to the application of the anti-assignment provisions of the UCC or other applicable law will not be dispositive as to whether such Collateral Asset is freely transferable;

s.	Such Collateral Asset is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard;

t.

The Underlying Instruments for such Collateral Asset do not contain confidentiality provisions that restrict the ability of the Administrative Agent to exercise its rights under the Loan Documents, including, without limitation, its rights to review such debt obligation, the Underlying Instrument and related documents and credit approval file so long as the Administrative Agent has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

u.	The acquisition of such Collateral Asset is not in violation of Regulations T, U or X of the FRB;

Annex B-2

v.

Such Collateral Asset is capable of being transferred to and owned by the applicable Loan Party (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary qualifications for instruments similar to such Collateral Asset including the consent of any underlying agent or obligor (provided that any such consent has been obtained) (i) to the Administrative Agent, (ii) to any assignee of the Administrative Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);

w.	Such Collateral Asset is not a Participation Interest, unless it is (x) an Assigned Participation Interest or (y) acquired by the applicable Loan Party on the Closing Date; and

x.	If such Collateral Asset is owned by an HPS Partnership, the Borrower owns at least 50% of the Equity Interests of such HPS Partnership.

2.	Portfolio Criteria.

a.	The Aggregate Adjusted Balance of all Eligible Collateral Assets that are Second Lien Bank Loans or FILO Bank Loans may not exceed 20.0% of the Threshold Amount.

b.	The Aggregate Adjusted Balance of all Eligible Collateral Assets that are Second Lien Bank Loans may not exceed 10.0% of the Threshold Amount.

c.

The Aggregate Adjusted Balance of all Eligible Collateral Assets with respect to a single obligor may not exceed 5.0% of the Threshold Amount, except that the Aggregate Adjusted Balance of all Eligible Collateral Assets with respect to up to three obligors may each be up to (A) during the period from the Closing Date to the nine month anniversary of the Closing Date, 8.5% and (B) thereafter, 7.0% of the Threshold Amount.

d.

The Aggregate Adjusted Balance of all Eligible Collateral Assets of obligors that are in a single Industry Category may not exceed 15.0% of the Threshold Amount, except that the Aggregate Adjusted Balance of all Eligible Collateral Assets of obligors (i) that are in a single Industry Category maybe up to 22.5% of the Threshold Amount and (ii) that are in a single additional Industry Category may be up to 17.5% of the Threshold Amount; provided that, obligors that are in either (A) the Energy: Oil & Gas or Utilities: Oil & Gas industries or (B) the Retail industry may not exceed, in each case, 10.0% of the Threshold Amount.

e.	The Aggregate Adjusted Balance of all Eligible Collateral Assets that are fixed rate Collateral Assets may not exceed 10.0% of the Threshold Amount.

Annex B-3

f.

The Aggregate Adjusted Balance of all Eligible Collateral Assets (other than ABL Loans) the obligor with respect to which had a trailing twelve months EBITDA of less than $20,000,000 at the time of acquisition of such Eligible Collateral Asset by the applicable Loan Party may not exceed 10.0% of the Threshold Amount.

g.	The Aggregate Adjusted Balance of all Eligible Collateral Assets that are Deferrable Collateral Assets may not exceed 5.0% of the Threshold Amount.

h.

The Aggregate Adjusted Balance of all Eligible Collateral Assets for which the obligors are domiciled in (i) any country other than the United States or Canada, in aggregate, may not exceed 20.0% of the Threshold Amount, (ii) Australia, in the aggregate, may not exceed 15.0% of the Threshold Amount and (iii) any individual country other than the United States, Canada, United Kingdom, Germany, The Netherlands or Australia may not exceed 10.0% of the Threshold Amount.

i.

~~[Reserved].~~The Aggregate Adjusted Balance of all Eligible Collateral Assets (i) with an original facility size (including all tranches, undrawn delayed draw portions, and drawn and undrawn revolving credit facilities secured by the same collateral) as of the related Cut-Off Date of less than $250,000,000 or (ii) the obligor of which has an EBITDA as of the related Cut-Off Date of less than $50,000,000 may not exceed 20.0% of the Threshold Amount.

j.

The sum, without duplication, of the unfunded commitments of the Loan Parties under all Delayed Draw Assets held by the Loan Parties and the commitments (whether funded or unfunded) of the Loan Parties under all Revolving Assets held by the Loan Parties may not exceed 10.0% of the Threshold Amount.

k.	The Aggregate Adjusted Balance of all Eligible Collateral Assets that are denominated in a currency other than Dollars or CAD, in aggregate, may not exceed 20.0% of the Threshold Amount.

l.	The Aggregate Adjusted Balance of all Qualifying Syndicated Loans may not exceed 30.0% of the Threshold Amount.

m.	The Aggregate Adjusted Balance of CCC Qualifying Syndicated Loans may not exceed 5.0% of the sum of the Aggregate Adjusted Balance plus amounts on deposit in the Principal Collection Account.

Selection of Non-Qualifying Assets. As of any Measurement Date, if the Eligible Collateral Assets, taken as a whole, do not satisfy the Portfolio Criteria, Eligible Collateral Assets or a portion thereof (the “Non-Qualifying Assets”) will be excluded from such determination to the extent necessary to cause the remaining Eligible Collateral Assets to satisfy the Portfolio Criteria.

Settlement Date Basis. All determinations of whether an asset is to be included for purposes of determination of the Borrowing Base, any Eligibility Criteria, any Portfolio

Annex B-4

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

			Applicable
Lender	Total Commitment[1]		Percentage
Bank of America, N.A.	$	~~1,000,000,000~~1,250,000,000	100.000000000%
Total			100.000000000%

[1]

On any Business Day during the Availability Period, so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower may provide a written request (an “Increase Request”) to the Administrative Agent and the Lenders for an increase in the Commitment of one or more Lenders (which written request may be made by e-mail) in an amount such that the Aggregate Commitments do not exceed $~~1,000,000,000~~1,250,000,000. The Administrative Agent and each applicable Lender shall have the right, acting in its sole and absolute discretion, to approve or reject any Increase Request (including, for the avoidance of doubt, the right to approve only a portion of the amount requested in any such Increase Request), which approval may be conditioned on one or more conditions precedent in its sole discretion. If the Administrative Agent and such Lender approves an Increase Request (in whole or in part), the Administrative Agent and such Lender shall notify the Borrower, which notification may be made by e-mail, of the increase in the Commitment of such Lender approved by the Lender and the Administrative Agent and the effective date thereof.

Sch. 2.01-1

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE (BORROWER PARENT)

Financial Statement Date:

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 19, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among HLEND Holdings B, L.P., a Delaware limited partnership (the “Borrower”), HLEND Holdings B GP, LLC, as Borrower GP, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, HPS Corporate Lending Fund, as Servicer (the “Servicer”), U.S. Bank Trust Company, National Association, as Collateral Administrator, and U.S. Bank National Association, as Collateral Custodian.

The undersigned hereby certifies, as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the                                      of HPS Corporate Lending Fund (“Borrower Parent”), and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of Borrower Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower Parent prepared in accordance with GAAP as at such date for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower Parent and its consolidated subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for Monthly Reports]

1. The Borrower has delivered a Monthly Report for the month of the Borrower ended as of the above date. Such Monthly Report is true, accurate and complete in every material respect.

C-1-1